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                                                                     EXHIBIT 3.1



                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               SUNHAWK CORPORATION


                                    ARTICLE I

                                      NAME

        The name of this Corporation is Sunhawk Corporation.

                                   ARTICLE II

                                  CAPITAL STOCK

        2.1 Authorized Capital. The Corporation is authorized to issue a total of twenty-one million (21,000,000) shares, consisting of twenty million (20,000,000) shares to be designated "Common Stock" and one million (1,000,000) shares to be designated "Preferred Stock." Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.

        2.2 Issuance of Preferred Stock in Series. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issuance of any shares of a series so established or to be established, the Board of Directors may by resolution amend the relative rights and preferences of the shares of such series, and, after the issuance of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.



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                                   ARTICLE III

                              NO PREEMPTIVE RIGHTS

        Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.

                                   ARTICLE IV

                               NUMBER OF DIRECTORS

        4.1 This Corporation shall have at least one director, the actual number to be fixed in accordance with the Bylaws. The initial Board of Directors shall consist of two Directors,

        4.2 The names and addresses of the first Board of Directors of the Corporation are as follows:

                                   Marlin J. Eller
                                   800 15th Avenue East
                                   Seattle, WA 98112

                                   Mary E. McConney
                                   800 15th Avenue East
                                   Seattle, WA 98112

                                    ARTICLE V

                                CUMULATIVE VOTING

        There shall be no cumulative voting of shares in this Corporation.

                                   ARTICLE VI

               SHAREHOLDER VOTING ON SIGNIFICANT CORPORATE ACTION

        Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is



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required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.

                                   ARTICLE VII

                        LIMITATION ON DIRECTOR LIABILITY

        To the fullest extent permitted by Washington law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

                                  ARTICLE VIII

                          INDEMNIFICATION OF DIRECTORS

        To the fullest extent permitted by its Bylaws and Washington law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

                                   ARTICLE IX

                     REGISTERED OFFICE AND REGISTERED AGENT

        The name of the registered agent of this Corporation and the street address of its registered office are as follows:

                                   Mary E. McConney
                                   800 15th Avenue East
                                   Seattle, WA 98112

                                             SUNHAWK CORPORATION


DATED: June ??, 1996                      By: /s/ MARLIN J. ELLER
                                                 -------------------------------
                                                    Marlin J. Eller, President



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